EXHIBIT 5
[O'Melveny & Myers LLP Letterhead]

April 5, 2006

InSite Vision Incorporated
965 Atlantic Avenue
Alameda, California 94501

     Re:      Registration of Securities of InSite Vision Incorporated

Gentlemen:

     In connection with the registration of up to 1,717,234 shares of Common Stock of InSite Vision Incorporated, a Delaware corporation (the "Company"), par value $0.01 per share (the "Shares"), under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission on or about the date hereof, up to 1,592,234 of such Shares (the "Stock Option Plan Shares") to be issued or delivered pursuant to the InSite Vision 1994 Stock Option Plan (the "Stock Option Plan") and up to 125,000 of such Shares (the "ESPP Shares") to be issued or delivered pursuant to the InSite Vision Incorporated 1994 Employee Stock Purchase Plan (the "ESPP"), you have requested our opinion set forth below.

     In our capacity as counsel, we have examined originals or copies of those corporate and other records of the Company we considered appropriate.

     On the basis of such examination and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

(1)	the Stock Option Plan Shares and the ESPP Shares have been duly authorized by all necessary corporate action on the part of the Company; and
(2)
when issued in accordance with such authorization, the provisions of the Stock Option Plan or the ESPP, as applicable, and relevant agreements duly authorized by and in accordance with the terms of the Stock Option Plan or the ESPP, as applicable, and upon payment for and delivery of the Shares as contemplated in accordance with the Stock Option Plan or the ESPP, as applicable, and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company's Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Company's Common Stock in the name of The Depository Trust Company or its nominee, the Stock Option Plan Shares and the ESPP Shares will be validly issued, fully paid and non-assessable.

     We consent to your filing this opinion as an exhibit to the Registration Statement.

Respectfully submitted,